Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of ConnectOne Bancorp, Inc. of our report dated March 27, 2013 relating to the consolidated financial statements appearing in the Annual Report on Form 10-K of ConnectOne Bancorp, Inc. for the year ended December 31, 2012.

Crowe Horwath LLP

Livingston, New Jersey

April 8, 2013